Exhibit 10.1

Henry Schein, Inc.

135 Duryea Road

Melville, New York 11747

January 18, 2011

Dear                                 :

Reference is made to the letter agreement, dated December 12, 2008 (the “Letter Agreement”), between you and Henry Schein, Inc. (the “Company”) regarding certain entitlements you have in the event of certain terminations occurring in connection with a Change in Control. This letter amends the Letter Agreement, effective January 1, 2012, as follows:

1. Section 2(a)(ii) of the Letter Agreement is hereby amended in its entirety to read as follows:

“(ii) a pro rata annual incentive compensation award based on actual achievement of the specified goals for the year in which the Termination occurs, which shall be paid in the calendar year immediately following the calendar year in which the fiscal year in which the Termination date occurs, and”

2. The last sentence of Section 2(b) of the Letter Agreement is hereby amended in its entirety to read as follows:

“Notwithstanding the foregoing, in the event the plan under which you were receiving health benefits immediately prior to your Termination is not fully-insured, then the Company shall either (A) provide health coverage to you pursuant to a fully-insured replacement policy or (B) in lieu of such health coverage, pay to you two annual cash payments equal to the cost for you to obtain a replacement policy (i.e., the premium costs) as determined on the Termination date, which will be paid on each of the 12-month anniversary and the 24-month anniversary of your Termination date.”

3. Section 2(c) of the Letter Agreement is hereby amended in its entirety to read as follows:

“(c) In the event you become entitled to payments under this Section 2 or any other amounts (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company (collectively the “Payments”), all or a portion of which become subject to tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any other similar tax, but excluding any income tax of any nature) (“Excise Tax”), then the Payments shall be either (A) delivered in full or (B) delivered as to such lesser extent, as would result in no portion of such amounts being subject to the Excise Tax, whichever of the foregoing results in the receipt by you on a net after-tax basis of the greatest amount, notwithstanding that all or some of the amounts may be taxable under Code Section 4999. If a reduction is to occur pursuant to clause (B) of the prior sentence, unless an alternative election is permitted by, and does not result in taxation under, Code Section 409A and timely elected by you, the Payments shall be cutback to an amount that would not give rise to any Excise Tax by reducing payments and benefits in the following order: (1) accelerated vesting of restricted stock awards, to the extent applicable; (2) accelerated vesting of stock options, to the extent applicable; (3) payments under Section 2(a)(iii) hereof; and (4) continued health insurance under Section 2(b)(v) hereof.”

4. Section 2 of the Letter Agreement is hereby amended by renumbering existing Sections 2(d) and 2(e) as new Sections 2(f) and 2(g), respectively, and by adding new Sections 2(d) and 2(e), as follows:

“(d) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the written opinion (at the substantial authority level) of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(e) For purposes of determining whether clause (A) or clause (B) of Section 2(c) applies to the amount of the Payments, your actual marginal rate of federal income taxation in the calendar year in which the Payments are to be paid shall be used and the actual marginal rate of taxation in the state and locality of your residence for the calendar year in which the Payments are to be made shall be used, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year, after taking into account the limitation on the deductibility of itemized deductions, including such state and local taxes under Section 68 of the Code.”

This letter shall serve as an amendment to the Letter Agreement. All other terms of the Letter Agreement shall remain unchanged and, as amended, the Letter Agreement shall remain in full force and effect. This letter may be executed in several counterparts (including via facsimile or PDF), each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to Michael S. Ettinger, Senior Vice President, General Counsel and Secretary, at the Company.

HENRY SCHEIN, INC.

By:
Stanley M. Bergman
Chairman and Chief Executive Officer

Accepted: